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                                                                    EXHIBIT 99.1

                     WORLD AIRWAYS ANNOUNCES SUCCESSION PLAN
           HOLLIS HARRIS TO RETIRE; RANDY MARTINEZ TO ASSUME CEO ROLE

Peachtree City, GA - February 19, 2004 - World Airways, Inc. (NASDAQ: WLDA) today announced that its board of directors has approved a succession plan with the upcoming retirement of Hollis Harris, chairman and chief executive officer. Harris announced today that he plans to give up the title of chief executive officer effective April 1, 2004, and retire from the board of directors at the Company's May 6, 2004 annual general meeting.

General Ronald R. Fogleman will be named non-executive chairman of the board at the May 6, 2004 annual general meeting. The board also stated it will retain Hollis Harris as a consultant to the company for a period of up to two years.

Randy Martinez, president and chief operating officer, will be promoted to president and chief executive officer effective April 1, 2004. In addition, Martinez will join the board of directors to fill the unexpired term of Dato' Wan Melek Ibrahim effective April 1, 2004. Jeff MacKinney, senior vice president of planning and corporate development, will be promoted to chief operating officer on April 1, 2004.

Hollis Harris, chairman and chief executive officer, stated, "I have worked in the airline industry for 50 years, beginning with Delta Air Lines in 1954. It's now time for me to make a change, and this comes at a good point in World Airways' history. We have been profitable for two years, and I have advised shareholders and the financial community that we will be profitable in 2004. We are well-positioned for future growth, especially in commercial passenger and cargo markets."

He continued, "General Fogleman, Randy and Jeff are outstanding leaders, with proven airline experience and excellent education backgrounds. We'll have a smooth management transition, and I believe I'm leaving the Company in extremely capable hands."

General Ronald R. Fogleman has been a director of the Company since March 1998. He retired from the United States Air Force on September 1, 1997, after 38 years of service. On his final tour of duty, he served as Chief of Staff of the Air Force, a member of the Joint Chiefs of Staff, and military advisor to the Secretary of Defense, the National Security Council, and the President of the United States. He is a trustee of Mitre Corporation, and a director of Mesa Air Group, Inc., Rolls Royce North America, Inc., AAR Corporation, Valeant Pharmaceuticals International, Inc., and several defense industry companies.

Randy Martinez, 48, became the president and chief operating officer of World Airways in November 2003. He joined the airline in October 1998 as director, crew resources, was appointed as the special assistant to the chairman in May 1999 and in August 1999, was named chief information officer. In June 2002, he was promoted to executive vice president of marketing and administration, where he managed the marketing, sales, human resources, and information technology departments. His responsibilities also included corporate


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communications, labor issues/negotiations and oversight of the Company's largest customer, the Air Mobility Command. Previously, Martinez had a distinguished 21-year career with the US Air Force, retiring as a colonel and command pilot. His assignments included principal advisor to NATO's chief of staff for strategic planning; senior aide-de-camp to the Chairman, Joint Chiefs of Staff; commander, 457th Airlift Squadron at Andrews AFB; and chief, Wing
Standardization & Evaluation Division in DESERT STORM for C-130s. Born in
Kansas, Martinez holds a B.S. degree in organizational behavior from the US Air Force Academy, an M.S. degree in operations management from the University of Arkansas, and an M.S. degree in national resource strategy from the National Defense University.

Jeff MacKinney, 47, joined World Airways in August 2003 as senior vice president, planning and corporate development after serving as president of his own aviation consulting firm. His responsibilities at World have included strategic and fleet planning, fleet management, labor negotiations, corporate communications and information technology. MacKinney has considerable aviation experience having served as president and chief executive officer of TransMeridian Airlines, an Atlanta-based charter airline, and also as senior vice president of marketing and planning for AirTran Airways. He held various leadership positions during nine years with American Airlines, most recently as managing vice president of AMR Consulting Group. Prior to American, MacKinney served as vice president of marketing and planning for Air Virginia, a regional airline that became the third American Eagle carrier. He holds a B.S. degree in industrial management from Purdue University and an MBA from the University of Dallas.

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company's website at www.worldairways.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

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